                                                                    EXHIBIT 12.1

                                  VIATEL, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                             THREE MONTHS ENDED
                                    1993        1994        1995        1996        1997      3/31/97    3/31/98
                                  ---------  ----------  ----------  ----------  ----------  ---------  ----------
Net Loss........................  $  (5,456) $  (12,495) $  (28,476) $  (38,375) $  (43,044) $  (9,402) $  (13,003)
Interest-Expensed**.............     --             772       8,856      10,848      12,450      3,009       3,781
                                  ---------  ----------  ----------  ----------  ----------  ---------  ----------
  Earnings......................     (5,456)    (11,723)    (19,620)    (27,527)    (30,594)    (6,393)     (9,222)
                                  ---------  ----------  ----------  ----------  ----------  ---------  ----------
                                  ---------  ----------  ----------  ----------  ----------  ---------  ----------
Fixed Charges:
Interest-Expensed**.............     --             772       8,856      10,848      12,450      3,009       3,781
Interest-Capitalized............     --          --             508          67         164     --          --
                                  ---------  ----------  ----------  ----------  ----------  ---------  ----------
  Fixed Charges.................     --             772       9,364      10,915      12,614      3,009       3,781
                                  ---------  ----------  ----------  ----------  ----------  ---------  ----------
                                  ---------  ----------  ----------  ----------  ----------  ---------  ----------
Ratio of Earnings to Fixed
 Charges........................        n/a         n/a         n/a         n/a         n/a        n/a         n/a

------------------------

** Includes accretion of senior discount notes and amortization of debt issue costs.

    The ratio of earnings to fixed charges is calculated as income before taxes, discontinued operations and extraordinary items plus interest expense, divided by fixed charges. Fixed charges consist of interest on indebtedness, dividends on preferred stock and one third of rental expense. The ratio of earnings to fixed charges for the years ended 1993, 1994, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 are less than 1 and therefore the earnings are inadequate to cover the fixed charges by $5.5 million, $12.5 million, $28.5 million, $38.4 million, $43.0 million, $9.4 million and $13.0 million, respectively.